EXHIBIT 5

                                [FEC Letterhead]

                               September 29, 1999


ALLTEL Corporation
One Allied Drive
Little Rock, Arkansas  72202

         RE: ALLTEL Corporation Form S-3 Registration Statement registering 8,014,204 shares of $1.00 par value common stock

Ladies and Gentlemen:

         We have acted as counsel for ALLTEL Corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 8,014,204 shares (the "Shares") of the Company's Common Stock, $1.00 par value, issued in connection with the merger of a separate wholly-owned subsidiary of the Company with and into Advanced Information Resources, Ltd. on September 3, 1999, and to be issued in connection with the separate merger of another wholly-owned subsidiary of the Company with and into Southern Data, Inc., the separate merger of another wholly-owned subsidiary of the Company with and into Liberty Cellular, Inc., and the separate merger of another wholly-owned subsidiary of the Company with and into KINI L.C. (collectively, the "Mergers"). We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and we have relied as to certain factual matters upon the certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained therein.

         It is our opinion that (i) the Shares issued with respect to the merger with Advanced Information Resources, Ltd. are validly authorized and issued, and fully paid and non-assessable, and (ii) the remaining Shares will be, upon issuance in consummation of and pursuant to the terms of the agreements providing for the Mergers not yet consummated, validly authorized and issued, and fully paid and non-assessable. This opinion does not pass upon compliance with "Blue Sky" laws or similar laws relating to the sale or distribution of the Shares.

         In connection with this opinion, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case in effect on the date hereof, and we disclaim any undertaking or obligation to advise you of changes that hereafter may be brought to our attention.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement, as it may be amended, and to such references to this firm as are made therein.

                                            Sincerely,

                                            /s/ Friday, Eldredge & Clark, LLP
                                            FRIDAY, ELDREDGE & CLARK, LLP







                                       14